UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934,

as amended

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SIGNATURE GROUP HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

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Glass Lewis Recommends Stockholders Vote FOR All Signature Group Holdings Nominees on the

White Proxy Card; Rejects McIntyre Plan and Attempt to Take Back Control of Company

SHERMAN OAKS, Calif., July 11, 2012 /PRNewswire via COMTEX/ — Signature Group Holdings, Inc. (otcqx: SGGH)(“the Company”) today announced that Glass Lewis & Co. (“Glass Lewis”) has recommended that stockholders vote FOR all of the individuals nominated by the Company’s Board of Directors for election to the Board at the Company’s Annual Meeting of Shareholders on July 24, 2012 on the WHITE proxy card. Glass Lewis is a leading independent proxy voting advisory service whose recommendations are considered by major institutional investment firms, mutual funds, and other fiduciaries throughout the country.

In endorsing Signature’s nominees, Glass Lewis rejected the hand-picked nominees of James McIntyre, the former Chairman and CEO of the Company when it operated prior to bankruptcy as Fremont General Corporation. Among other factors in its recommendation, Glass Lewis noted that during Mr. McIntyre’s most recent tenure as executive chairman from May 2004 until his retirement as a director in January 2008, the Company’s stock price fell by approximately 85.2%, as the Company would ultimately have to file for bankruptcy five months later. The report stated:

“We believe this raises significant concerns regarding the leadership and oversight (or lack thereof) provided by Mr. McIntyre. The Dissident argues that Mr. McIntyre did not have any operating authority at Fremont over the four-year period prior to the bankruptcy filing and thus was not responsible for the Company’s descent. However, we find it hard to believe that the executive chairman (and the Company’s largest individual shareholder at the time) would have no say or influence over any of the Company’s operations. Even if the Dissident’s argument were to be true, this would suggest a large degree of willful ignorance on the part of Mr. McIntyre, in our view.”

The Report concluded:

“the Company’s post-bankruptcy board and management team inherited a mess that was arguably and partially a result of the Dissident’s lack of oversight during his previous tenure with Fremont. Given that the Company is still in the process of remediating its legacy issues, we believe that the incumbent board and management team should be given ample opportunity to rectify these issues and execute its strategy.”

Craig Noell, Chief Executive Officer of Signature, said, “We are very pleased that Glass Lewis recognizes the credibility of our director nominees and their ability to enhance stockholder value through the continued execution of our current business plan. The Glass Lewis announcement supports our assertion that the progress made under the current Board and its plans to enhance stockholder value put Signature on the right path forward for its stockholders.”

“To protect their best interests, we urge all our stockholders to vote FOR all our nominees and other proposals on the WHITE Proxy card,” Mr. Noell concluded.

Signature stockholders that have questions or need assistance in voting their shares are urged to call Signature’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

About Signature Group Holdings, Inc.

Signature is a diversified business and financial services enterprise with principal activities in industrial distribution and special situations financings. Signature has significant capital resources and is actively seeking acquisitions as well as growth opportunities for its existing businesses. The Company was formerly an industrial bank and financial services business with over $9 billion in assets that was reorganized during a two year bankruptcy period. The reorganization provided for Signature to maintain federal net operating loss tax carryforwards in excess of $890 million. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statements

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. The Company does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

Contact:

Signature Group Holdings, Inc. Investor Relations

(805) 435-1255

invrel@signaturegroupholdings.com